Exhibit (a)(2)

FLAHERTY & CRUMRINE GLOBAL PREFERRED
AND INCOME SECURITIES FUND INCORPORATED

ARTICLES OF AMENDMENT

     Flaherty & Crumrine Global Preferred and Income Securities Fund Incorporated, Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Article Second of the charter of the Corporation (the "Charter") is hereby amended to change the name of the Corporation to:

     Flaherty & Crumrine Preferred and Income Allocation Fund Incorporated

     SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation. No stock entitled to be voted on the matter was outstanding or subscribed for at the time of approval.

     THIRD: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary this 22nd day of October, 2012.

ATTEST:	FLAHERTY & CRUMRINE GLOBAL
PREFERRED AND INCOME
SECURITIES FUND INCORPORATED

/s/ Chad Conwell	By:	/s/ Donald F. Crumrine
Chad Conwell	Donald F. Crumrine
Secretary	Chief Executive Officer